UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2013

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 522-5141

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Press Release

On May 29, 2013, Service Corporation International, a Texas corporation (“SCI”), issued a press release announcing the execution of an Agreement and Plan of Merger by SCI, Rio Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SCI, and Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, SCI has agreed to acquire the Company.  A copy of the press release is filed as Exhibit 99.1 hereto, and the full text of such press release is incorporated herein by reference.

Additional Information for Stockholders

In connection with the proposed transaction, the Company intends to file a definitive proxy statement and other relevant materials with the SEC.  Before making any voting decision with respect to the proposed transaction, shareholders of the Company are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction.  The proxy statement and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or for free from the Company’s website at www.stei.com.  Such documents are not currently available.

Participants in the Solicitation

SCI and its directors and executive officers, and the Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of the Company common stock in respect of the proposed transaction.  Information about the directors and executive officers of SCI is set forth in its proxy statement for SCI’s 2013 annual meeting of shareholders, which was filed with the SEC on March 28, 2013. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2013 annual meeting of shareholders, which was filed with the SEC on February 22, 2013. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction (once available).

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are included with this report:

Exhibit No.	Description

99.1	Press Release, issued May 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2013	Service Corporation International

	By:	/s/ Gregory T. Sangalis
Gregory T. Sangalis
Senior Vice President
General Counsel and Secretary